Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-35760, 333-71839, 333-91345, 333-68958, 333-107692, 333-112615, 333-148011) and Form S-3 (Nos. 333-18385, 33-60071, 333-71797, 333-96173, 333-158504, 333-155771) of Sara Lee Corporation of our report dated August 26, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated August 26, 2011 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
August 26, 2011